EXHIBIT 99.1
CABOT MICROELECTRONICS REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2005

AURORA, IL, July 28, 2005 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its third quarter of fiscal 2005, which ended June 30, 2005.

Total revenue for the third fiscal quarter was $65.0 million, up 0.8% from $64.5 million in the prior quarter and down 15.5% from $76.9 million in the third quarter a year ago. Combined revenue from the company’s products for tungsten and dielectric polishing applications increased sequentially by 3.7%, and revenue from its data storage slurry products increased slightly. Revenue from products for copper polishing applications decreased by 9.0% compared to the prior quarter, due to lower sales to the company’s largest customer, a distributor in Taiwan and China. The company attributes this mainly to a reduction of CMP slurry inventory by the distributor; sales of the company’s copper slurries to its other customers increased in aggregate by 6.0% sequentially. The company’s average selling price fell by 2.8% this quarter compared to the prior quarter, primarily due to selected price reductions, along with the effect of Japanese yen to U.S. dollar exchange rate fluctuations.

Gross profit for the quarter was $31.2 million, up 4.8% from $29.8 million in the prior quarter and down 20.0% from $39.0 million in the year ago quarter. As a percentage of revenue, gross profit represented 48.0% this quarter, up from 46.2% last quarter and down from 50.7% in the same quarter last year. Gross profit as a percentage of revenue improved this quarter largely due to a higher valued product mix, partially offset by selected price reductions.

Operating expenses of $20.6 million, consisting of research and development, selling and marketing, and general and administrative expenses, decreased by $0.8 million sequentially from $21.4 million last quarter, and were $0.5 million lower than the $21.1 million reported in the same quarter last year. The sequential decrease was primarily related to lower staffing costs, including lower accruals for the company’s annual bonus plan, partially offset by higher costs for cleanroom supplies in research and development and higher professional fees, including costs of the company’s Sarbanes Oxley Section 404 compliance efforts.

Net income for the quarter was $8.3 million, up 37.7% from the $6.1 million reported last quarter and down 31.9% from $12.2 million in the same quarter last year. Diluted earnings per share were $0.34 this quarter, compared to $0.25 in the previous quarter and $0.49 in the year ago quarter.

"We believe that our results this quarter reflect a likely “bottoming” of the semiconductor industry downcycle that has affected portions of the industry recently, and which has negatively impacted our results thus far in fiscal 2005," stated William P. Noglows, Cabot Microelectronics' Chairman and CEO. "However, we are encouraged by industry forecasts for a recovery in the second half of the calendar year. We are pleased with the progress we made last quarter in implementing our strategy of getting closer to our customers. We earned supplier quality awards from three important customers, and executed long term supply arrangements with two more customers. In addition, we have extended our Six Sigma program, which previously had focused on internal improvement activities, to now incorporate joint projects with customers to improve quality and consistency in their manufacturing processes as well. We believe that these accomplishments are evidence of the enhanced trust and confidence we are building with many of our strategic customers. We are also focusing increasing energy on identifying and capturing growth opportunities that leverage our CMP technology from the semiconductor industry into other technically demanding applications that are synergistic to our core CMP slurry business. For example, we are actively pursuing a variety of surface modification applications where our technical ability to shape, enable and enhance the performance of surfaces at an atomic level can add value either through improved productivity or improved ultimate performance. We believe our strong balance sheet and cash flow provide us with the flexibility to both acquire business positions in a number of these areas as well as grow and develop organically, as appropriate to create value for our business and our customers."

CONFERENCE CALL

Cabot Microelectronics’ quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available to all interested parties via webcast from the company’s website, www.cabotcmp.com, or by phone at (800) 893-3008. Callers outside the U.S. can dial (706) 634-5531. For those who cannot listen to the live broadcast, a replay will be available through August 18, 2005 by calling (800) 642-1687 or (706) 645-9291, and using access code 4381279, or via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS

Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. For more information about Cabot Microelectronics Corporation visit www.cabotcmp.com or contact Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT

This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of the markets in which the company participates, international events, product performance, new product introductions, development of new products, technologies and markets, the acquisition of or investment in other entities, and the construction of new facilities by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our quarterly report on Form 10-Q for the quarter ended March 31, 2005, and our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.

Contact: William S. Johnson, Vice President and Chief Financial Officer - (630) 375-6631

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004

Revenue	$65,037	$64,502	$76,925	$196,623	$226,719

Cost of goods sold	33,843	34,733	37,915	102,048	114,307

Gross profit	31,194	29,769	39,010	94,575	112,412

Operating expenses:

Research and development	10,462	10,857	11,158	30,863	33,024

Selling and marketing	3,938	4,012	4,235	12,126	12,381

General and administrative	6,106	6,457	5,659	18,143	16,532

Amortization of intangibles	85	85	85	255	255

Total operating expenses	20,591	21,411	21,137	61,387	62,192

Operating income	10,603	8,358	17,873	33,188	50,220

Other income, net	969	458	72	1,914	22

Income before income taxes	11,572	8,816	17,945	35,102	50,242

Provision for income taxes	3,234	2,762	5,699	10,881	16,681

Net income	$8,338	$6,054	$12,246	$24,221	$33,561

Basic earnings per share	$0.34	$0.25	$0.49	$0.98	$1.35

Weighted average basic shares outstanding	24,609	24,642	24,818	24,611	24,775

Diluted earnings per share	$0.34	$0.25	$0.49	$0.98	$1.35

Weighted average diluted shares outstanding	24,610	24,685	24,912	24,660	24,919

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2005	2004
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$165,702	$157,318
Accounts receivable, net	31,952	41,347
Inventories, net	32,702	24,474
Other current assets	10,910	6,542
Total current assets	241,266	229,681

Property, plant and equipment, net	126,363	127,794
Other long-term assets	5,240	5,816
Total assets	$372,869	$363,291

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$8,612	$13,080
Capital lease obligations	1,150	1,272
Accrued expenses, income taxes payable and other current liabilities	13,541	18,023
Total current liabilities	23,303	32,375

Capital lease obligations	5,679	6,385
Deferred income taxes and other long-term liabilities	9,615	8,909
Total liabilities	38,597	47,669

Stockholders' equity	334,272	315,622
Total liabilities and stockholders' equity	$372,869	$363,291